UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Vroom, Inc.

(Exact name of registrant as specified in its charter)

Delaware	901112566
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4700 Mercantile Dr. Fort Worth, TX Telephone: (518) 535-9125	76137
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.001 per share	The Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box: ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: None.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.

The description of the common stock, par value $0.001 per share (“Common Stock”), of Vroom, Inc. (the “Company”) as included under Items 1.01, 1.03, 3.02 and 5.03 in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on January 15, 2025 (File No. 001-39315) is hereby incorporated by reference herein. Additionally, the following description sets forth the substantive modifications to the Common Stock relative to the previously outstanding common stock that was traded on The Nasdaq Global Select Market prior to the Company’s suspension from trading on December 2, 2024.

Voting Rights

Holders of shares of our Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of our Common Stock will not have cumulative voting rights in the election of directors.

Dividends

Holders of shares of our Common Stock will be entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and subject to any preferential dividend and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Liquidation

In the event of our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Common Stock will be entitled to share ratably in the remaining assets legally available for distribution.

Rights and Preferences

Holders of our Common Stock will not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All shares of our Common Stock outstanding as of the date hereof will be fully paid and non-assessable.

Item 2. Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Company are registered on The Nasdaq Global Market and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 19, 2025	VROOM, INC.

	By:	/s/ Thomas H. Shortt
	Name:	Thomas H. Shortt
	Title:	Chief Executive Officer